Exhibit 10.2

PDL BIOPHARMA, INC.

2014 Long-Term Incentive Plan

This 2014 Long-Term Incentive Plan (the “Plan”) is intended to enhance stockholder value by promoting a connection between the performance of PDL BioPharma, Inc. (the “Company”) and the compensation of personnel of the Company and retaining high performing personnel. This Plan is the third long-term incentive plan in a series of long-term incentive plans, each plan overlapping the previous plan and having a subsequent vesting date to provide maximum continuity and retention effects. The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have all powers and discretion necessary to administer the Plan and to control its operation, and may delegate any and all such powers and discretion to any officer of the Company. The Plan is effective as of January 1, 2013 (the “Effective Date”), and will fully vest on December 12, 2014 (the “Vesting Period”). The Plan will terminate when all payments and benefits under the Plan have been made.

1.Eligibility
The employees of the Company set forth in Exhibit A (each, a “Participant”) are eligible to receive a long-term incentive for the period ending December 12, 2014, according to this Plan. To be eligible for payment, (i) a Participant must be employed by the Company as of December 12, 2014, or otherwise eligible because of separation from the Company entitling such Participant to acceleration, vesting and payment of the Plan under any outstanding severance agreement and (ii) the Company shall have accomplished one of the three following performance goals:
(i) sale or merger of Company;
(ii) acquisition of revenue generating assets with either: (a) an aggregate value equal to or greater than $125 million; or (b) a rate of return that extends the Company's ability to pay dividends commensurate with past practice; or
(iii) develop and implement plan to wind down PDL in manner that optimizes shareholder value
2.Incentive
The long-term incentive shall consist of (i) a target cash payment, as increased by the Adjustments in Section 3, and (ii) a grant of restricted stock pursuant to the Company's 2005 Equity Incentive Plan. All incentives shall vest and pay on December 12, 2014, subject to compliance with Section 409A of the Internal Revenue Code and except as accelerated by a Change in Control.
Each Participant's incentive as of the Effective Date is set forth in Exhibit A.

3.Adjustments
The cash component of each Participant's incentive may be increased based on Company performance. If any of the performance goals set forth in Exhibit B are achieved on or before December 12, 2014, the Participant may receive an additional cash payment equal to a percentage of the Participant's target cash payment (the “Adjustment”). The amount of the Adjustment and the achievement of each performance goal will be determined by the Committee in its sole discretion, provided that the aggregate maximum cash payment that any Participant may receive under the Plan may not exceed three times his or her target cash payment.
The following examples demonstrate the calculation of the Adjustments. If, at December 12, 2014, Mr. McLaughlin remains employed by the Company, the Company has successfully acquired revenue generating assets in excess of the minimum performance amount, and the Committee has determined that the aggregate value of revenue generating assets acquired by the Company warrants a 30% Adjustment, then Mr. McLaughlin's cash payment will be equal to $609,700 ($469,000 (employment through December 12, 2014, and minimum performance criteria met) + $140,700 (revenue generating asset acquisitions warranting a 30% Adjustment) = $609,700).
Alternatively, if, at December 12, 2014, Mr. McLaughlin remains employed by the Company but the Company did not accomplish one of the three specified minimum performance goals, then Mr. McLaughlin would not be eligible for any payment of cash or stock under the 2013 LTIP.
4.Restricted Stock
The restricted stock award will fully vest on December 12, 2014, provided the Participant is eligible for such payment. Dividend payments and other distributions made on the restricted stock during the Vesting Period will accrue through the Vesting Period and will be paid, plus interest (based on the prevailing interest rate of the Merrill Lynch FFI Select Institutional Fund), to the Participant upon vesting of the restricted stock award. The number of shares underlying the restricted stock award shall be determined based on the closing price of the Company's common stock on January 24, 2013.
5.Change in Control
Notwithstanding the foregoing, in the event of a Change in Control, (i) the vesting of the restricted stock award, (ii) the payment of any accrued but unpaid dividends or other distributions, plus interest (at the rate set forth above), and (iii) the payment of the target cash payment, plus any Adjustments that the Committee determines has been earned as of the Change in Control, will accelerate and pay in connection with the Change in Control.
For purposes of this Plan, “Change in Control” shall be deemed to have occurred as of the first day after the Effective Date that any one or more of the following conditions is satisfied:
(a)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (i) the outstanding shares of common stock of the Company or (ii) the combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of directors; or
(b)    the Company (i) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (ii) sells or disposes of all or substantially all of the Company's assets (or any transaction or combination of transactions having similar effect is consummated), or (iii) the individuals constituting the Board of Directors immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board of Directors, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.
Notwithstanding the foregoing, a transaction will not be considered a Change in Control unless the transaction qualifies as a “change in control” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i).
6. 409A
This Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to the short term deferral exemption of Code Section 409A, so that none of the payments or benefits under this Plan, or shares of Company common stock issuable pursuant to this Plan, will be subject to the additional tax, penalties or other sanctions imposed under Code Section 409A and this Plan shall in all respects be administered, and any ambiguities herein will be interpreted, to be so exempt. For purposes of Code Section 409A, each payment under this Plan shall be treated as a separate payment. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan.
7.Miscellaneous
The Company shall withhold all applicable taxes from any payment paid or benefit provided under the Plan, including any federal, state and local taxes.
Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, with or without cause. Nothing in this Plan should be construed as an employment agreement or create any entitlement to any Participant for any incentive payment or benefit hereunder.
This Plan and all awards shall be construed in accordance with and governed by the laws of the State of Nevada, without regard to its conflict of law provisions.

Payments under this Plan shall be unsecured, unfunded obligations of the Company. To the extent a Participant has any rights under this Plan, the Participant's rights shall be those of a general unsecured creditor of the Company.